                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-31226

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 16, 2001)

                          [LOGO OF BROADBAND HOLDRS]

                       1,000,000,000 Depositary Receipts
                           Broadband HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated February 16, 2001, which updated the original prospectus dated April 5, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS SM Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                           Primary
                                                    Share  Trading
                Name of Company             Ticker Amounts Market
      ------------------------------------  ------ ------- -------
      Applied Micro Circuits Corporation     AMCC      2   NASDAQ
      Broadcom Corporation                   BRCM      2   NASDAQ
      Ciena Corporation                      CIEN      2   NASDAQ
      Comverse Technology, Inc.              CMVT      2   NASDAQ
      Conexant Systems, Inc.                 CNXT      2   NASDAQ
      Copper Mountain Networks, Inc.         CMTN      1   NASDAQ
      Corning, Inc.                          GLW       9    NYSE
      JDS Uniphase Corporation               JDSU   11.8   NASDAQ
      Lucent Technologies, Inc.               LU      29    NYSE
      Motorola, Inc.                         MOT      18    NYSE
      Next Level Communications, Inc.        NXTV      1   NASDAQ
      Nortel Networks Corporation             NT      28    NYSE
      PMC-Sierra, Inc.                       PMCS      1   NASDAQ
      Qualcomm Incorporated                  QCOM      8   NASDAQ
      RF Micro Devices, Inc.                 RFMD      2   NASDAQ
      Scientific-Atlanta, Inc.               SFA       2    NYSE
      Sycamore Networks, Inc.                SCMR      3   NASDAQ
      Tellabs, Inc.                          TLAB      4   NASDAQ
      Terayon Communications Systems, Inc.   TERN      2   NASDAQ

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.